Exhibit 99.1

LAURUS MASTER FUND, LTD.

c/o Laurus Capital Management, LLC

825 Third Avenue, 14th Floor

New York, New York 10022

VIA TELECOPY AND FEDERAL EXPRESS (Next Day Delivery)

May 2, 2006

AirNet Communications Corporation

3950 Dow Road

Melbourne, FL 32934

Attention: Stuart Dawley

Dear Mr. Dawley:

We refer to that certain Amended and Restated Security Agreement, dated as of November 8, 2005 and amended and restated as of December 30, 2005 (as amended, restated, modified and/or supplemented from time to time, the “Security Agreement”) made by AirNet Communications Corporation, a Delaware corporation (the “Company”) to Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”). All capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Security Agreement.

On April 28, 2006, Laurus became aware that one or more Events of Default had occurred and are continuing under the Security Agreement, as a result of events described in the Company’s April 28, 2006 press release. In this press release, the Company stated, among other things, that (i) a field trial with a major customer of AirNet would not be extended, (ii) AirNet has restructured its company by implementing a reduction of over 40% of its workforce, and (iii) if AirNet is unsuccessful in generating “meaningful sales and collecting cash from such sales in the next few weeks” AirNet may “commence an orderly wind down of its business operations.” These Events of Default include, but are not limited to, the Company having admitted in writing, by virtue of the press release, its inability to pay its debts as they come due and its intention to cease operations of its present business. In addition, the Company is in default of its covenant in Section 7(f)(i) of the Security Agreement to have taken all actions necessary to grant Laurus “control” of any Investment Property. Deposit Accounts, Letter-of-Credit Rights and electronic Chattel Paper of the Company, which constitutes an Event of Default.

Following its receipt of the press release, Laurus contacted the Company to discuss the events contained therein and to demand that be granted immediate “control” of the Company’s Deposit Accounts. Following this conversation, Laurus transmitted a letter on April 28, 2006 reminding the officers and directors of the Company of their fiduciary duties and that Laurus would seek to hold all officers and directors responsible for the dissipation of Laurus’ cash and other collateral.

AirNet Communications Corporation

May 2, 2006

On Monday, May 1, 2006, counsel for Laurus spoke with counsel for the Company verbally advising the Company’s counsel of Laurus’ concerns, and requested an immediate conference call to discuss a budget and other crucial information, as well as to reiterate the demand that Laurus be granted “control” of the Company’s Deposit Accounts. As a show of good faith, Laurus held off on providing formal notice of default and acceleration of the Obligations. A conference call was scheduled for this afternoon at 2:00 p.m., at which time Laurus, including its counsel and fund manager, were present, but the Company and its counsel did not appear. The conference call was held later this afternoon and the Company advised Laurus, among other things, that a proposal for addressing Laurus’ claims and requests would not be submitted until the end of next week. Laurus was further advised that during such time the Company would “burn” through Laurus’ cash collateral to the extent of $450,000 - $500,000. On the conference call, Laurus reiterated its demands under Section 7(f)(i) of the Security Agreement for control over the Company’s Deposit Accounts. The Company advised Laurus that it was not in a position to grant this request. Based on the foregoing, Laurus can afford no further concessions and has no alternative other than to issue this letter to the Company.

The occurrence and continuance of each Event of Default under the Security Agreement entitles Laurus to demand repayment in full of all Obligations and exercise its rights and remedies under the Security Agreement, each Ancillary Agreement, any other documents related to the forgoing (as each are amended, restated, modified or supplemented from time to time, collectively, the “Documents”) and/or applicable law. As a result of Events of Default that have occurred and are continuing under the Security Agreement as of the date hereof, Laurus hereby formally requires the Company to immediately pay to Laurus each “Default Payment” referred to in each of the Amended and Restated Secured Convertible Minimum Borrowing Note and the Amended and Restated Secured Non-Convertible Revolving Note, each dated November 8, 2005 and amended and restated on December 30, 2005, made by the Company to Laurus (as further amended, restated, modified and/or supplemented from time to time, collectively, the “Notes”). Laurus further demands the immediate repayment in full of all other outstanding Obligations, which include, without limitation, outstanding principal, interest, default interest and other fees and expenses referred to in the Documents.

Additionally, as a result of such Events of Default, Laurus may take such other steps in accordance with the Documents and/or applicable law as it deems necessary to protect its interests and may enforce and exercise any and all of its rights, remedies, liens and security interests under any or all of the Documents and/or applicable law.

AirNet Communications Corporation

May 2, 2006

Nothing contained herein shall (a) limit in any manner whatsoever the Company’s obligation to comply with, and Laurus’ right to insist on the Company’s compliance with, each and every term of the Documents, or (b) constitute a waiver of any Event of Default or any right or remedy available to Laurus, or a waiver of the Company’s or any other person’s obligation to pay and perform all of its obligations, in each case whether arising under any Document, applicable law and/or in equity, all of which rights and remedies howsoever arising are hereby expressly reserved, are not waived and may be exercised by Laurus at any time, and none of which obligations are waived.

Very truly yours,

LAURUS MASTER FUND, LTD.

/s/ David Grin
Name: Title:	David Grin Director

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